WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
OF
ShiftPixy, Inc.,
a Wyoming Corporation

The undersigned, being the sole member of the Board of Directors of ShiftPixy, Inc., a Wyoming corporation (the "Corporation"), acting pursuant to authority granted by Section 17-16-821 of the Wyoming Business Corporation Act, and Article III, Section 7 of the Bylaws of the Corporation, does hereby adopt the following resolutions by written consent effective as of January 27, 2016:

Amendment and Restatement of Option

RESOLVED, that the following Principal Shareholder Options and the Rights and Preferences of the underlying Preferred Stock are Amended and Restated in their entirety as of the original issuance date of January 27, 2016, as follows:

An option ("Option") be and hereby is given to each of the following 2 persons (the "Original Holders"):

J. Stephan Holmes
Scott Absher

The aforesaid Option shall be as follows: to purchase 25,000,000 shares of the Preferred Stock of the Corporation at $0.0001 per share par value (the "Preferred Stock"), with the following general rights, preferences, privileges and restrictions, as amended and restated in their entirety as of the original issuance date of January 27, 2016, by this action:

A. No Dividends: Holders of Preferred Stock shall not be entitled to receive annual or other dividends.

B. Liquidation Preference: In the event of any liquidation or winding up of the Company, the holders of the Preferred Stock will not be entitled to receive in preference to the holders of Common Stock an amount equal to their purchase price under this Option, subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the

like on a pro rata basis with the Common Stock ("Liquidation Amount").

C. No Conversion: The holders of the Preferred Stock will not have the right to convert their Preferred Stock at any time into shares of Common Stock.

D. Certain Antidilution Protection: There is antidilution protection to the Voting Rights of the Preferred Stock solely subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like and not for other matters such as additional stock issuances or price adjustments.

E. Voting Rights:

1. Other than Directors. The holders of each share of Preferred Stock will have a right to that number of votes equal to one share of Common Stock.

2. Directors: The holders of Preferred Stock voting separately shall be entitled to elect such number of directors as to be a majority of the Board. The remaining directors shall be elected by the Preferred Stock and Common Stock voting together.

3. Protective Provisions: Consent of the holders of 75% of the Voting Rights of the outstanding Preferred Stock shall be required for: (i) any amendment or change of the rights, preferences, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred Stock; (ii) increases or decreases the authorized number of shares of Common or Preferred Stock; (iii) any action that authorizes, creates, or issues shares of any class of stock having preferences superior to or on parity with the Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Preferred Stock; (v) any amendment of the Company's Articles of Incorporation or Bylaws that adversely affects the rights of the Preferred Stock; (vi) any merger or consolidation of the Company with one or more other corporations in which the shareholders of the Company immediately after such merger or

consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; (vii) the sale of all or substantially all the Company's assets; (viii) the liquidation or dissolution of the Company; (ix) the declaration or payment of a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock); (x) the license by the Company of any of its Technology of such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company; (xi) the repurchase by the Company of any shares of its capital stock, except redemption or repurchase of shares of common stock from employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase; or (xii) changes the authorized size of the Company's Board unless required during a future financing.

F. This Option may only be exercised upon the following events:

1. The acquisition of a Controlling interest by a shareholder other than the Original Holders hereunder.

   "Controlling interest" means the ownership of outstanding voting shares of the Company sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise one-fifth or more of all the voting power of the Company in the election of directors or any other business matter on which shareholders have the right to vote under Wyoming Law.

2. Prior to any proposed merger, consolidation (in which the Company's common stock is changed or exchanged) or sale of at least 50% of the Company's assets or earning power (other than a reincorporation).

G. The right to exercise this option shall terminate on December 31, 2023.

H. This Option is not assignable except to any person or entity deemed an Affiliate of the Option Holder as the term Affiliate is defined under SEC Rule 144.

Approval of Further Action

IT IS FURTHER RESOLVED, that any executive officer of the Corporation, acting alone or together with other officers, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action (including, without limitation, soliciting appropriate consents or waivers from stockholders) and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolutions and to effect any transactions contemplated thereby and the performance of any such actions and the execution and delivery of any such documents shall be conclusive evidence of the approval of the Board thereof and all matters relating thereto.

Director

Name	Signature
Scott W. Absher	

Acceptance of the above Principal Shareholder Options and the Rights and Preferences of the underlying Preferred Stock being Amended and Restated in their entirety as of the original issuance date of January 27, 2016 by Original Option Holders:

Name	Signature
Scott W. Absher	
J. Stephen Holmes	